EXHIBIT 10.67
                                    AGREEMENT

                                     between

                      PENNSYLVANIA NATIONAL TURF CLUB, INC.

                                       and

                         MOUNTAINVIEW RACING ASSOCIATION

                                       and

                   SPORTS ARENA EMPLOYEES' UNION LOCAL NO. 137


                                 October 3, 1996

                                       to

                                 October 3, 1999



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      THIS AGREEMENT made this 3rd day of October, 1996 by and between
PENNSYLVANIA NATIONAL TURF CLUB, INC., and MOUNTAINVIEW RACING ASSOCIATION, hereinafter referred to as the "Employer" and SPORTS ARENA EMPLOYEES' UNION LOCAL NO. 137, affiliated with the Laborers' International Union of North America, AFL-CIO, hereinafter referred to as the "Union",

                                   WITNESSETH:


      WHEREAS, it is the intent and purpose of the parties hereto to improve efficiency and promote continued harmony between the Employer and its employees, to establish a basic understanding concerning hours of work, rates of pay, and conditions of employment for said employees, and to establish a peaceful and cooperative method for settling disputes which may arise concerning the application of their understanding.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties do hereby agree as follows:

                                    ARTICLE I

                                Union Recognition


      1. The Employer recognizes the Union as the sole and exclusive bargaining agent for all of the Mutuel Department, TeleBet Department and Admissions Department employees at the Employer's racetrack in Grantville, Pennsylvania, excluding the following:

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         TeleBet Department - TeleBet Supervisors and Assistant Supervisors.

         Mutual Department - Director of Mutuels, Assistant Director, Mutuel Department Auditor and Head Cashier.

         Admissions Department - Director of Admission, Assistant Director, Auditor-Cashier, Department Secretary, and Turf Club Attendant.

      2. In the event the Employer operates establishments for the purposes of betting off the premises of its racetrack in Grantville, Pennsylvania, the Union shall be recognized as the collective bargaining agent for the employees employed in the same classifications as in this Agreement. Upon such recognition, the parties shall then negotiate the applicable wages and benefits. In addition, the Employer agrees to give first consideration to any employee with more than three (3) years seniority who wishes to transfer to an OTB facility operated by the Employer.

                                   ARTICLE II

                                 Union Security


      1. It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union in good standing and those who are not members of the Union as of the effective date of this Agreement, shall within thirty-one (31) days from the date hereof become and remain members in good standing in the Union. It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall on the thirty-first (31st) day following the beginning of such employment become and remain members in good standing in the Union.

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      2. Commencement of employment shall mean the first day on which an employee begins working for the Employer, whether as a regular or an extra. Employees who have been employed in a previous racing meeting with the Employer shall not be considered new employees when returning to work in a subsequent racing meeting, provided such employee has worked in the preceding racing meeting of the Employer.

                                   ARTICLE III

                                    Check-Off


      1. During each racing meet, the Employer shall deduct from the pay of the employees represented by the Union any established Union dues or assessments and/or payments to the Local 137 Credit Union and turn such over to the authorized agent of the Union, by check, after first having received a copy of a separate signed check-off authorization from executed by an employee from the union as to dues or the Credit Union as the case may be.

      2. The amount to be deducted shall be shown on a list to be furnished by the Employer to the Secretary-Treasurer of the Union promptly after deducting any Union dues, assessments and initiation fees deducted from the earnings of the employees.

      3. The check-off authorization shall be irrevocable for a period of one
(1) year of the termination date of the contract then in effect, whichever occurs sooner. In the event the contract is automatically renewed, it shall be for a further period of one (1) year or the termination date of the contract then in effect, whichever occurs sooner, provided the employee shall have the right to revoke the check-off authorization within fifteen (15) days of any irrevocable period by giving written notice to the Employer and the Union within such fifteen (15) day period. The form of the authorization shall be in accordance with the existing state labor laws.

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      4. The Union hereby agrees to indemnify and save the Employer harmless against any and all suits or other forms of liability which shall arise upon or by reason of action taken by the Employer for the purpose of complying with this Article.

                                   ARTICLE IV

                                   Grievances


      1. If a dispute shall arise between the Employer and the Union or between the Employer and any employee with respect to the interpretation, application or claim to violation of any of the terms of this Agreement, an earnest effort shall be made to settle such difference immediately in the following manner.

         STEP 1. Any employee having a grievance shall present it, in the first instance, in writing within five (5) calendar days of its occurrence to his steward, who shall refer the grievance to the Business Manager of the Union and Employer within the next following two days. Grievances may be initiated by the Union, if it so desires. The Business Manager shall take up the grievance with the Department Manager.

         STEP 2. If a satisfactory settlement cannot be reached in Step 1 above, within two days after it first comes to the attention of the Department Manager, who shall submit a written report to the Business Manger within the same two-day period, the Business Manager shall take up the unsettled grievance with the designated representative of management who has final authority to dispose of grievances and who shall, within five (5) days after presentation to him of the grievance, submit an answer to the Union's representative. In the event that the designated representative of management fails to give his answer within the aforesaid five (5) day period or if the Union is not satisfied with the answer that is given, the Union shall have the right to submit said grievance to arbitration in accordance with the procedure set forth herein.

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      2. The Union may, after expiration of the five (5) day period or after the receipt of the Employer's answer, whichever is later, but not later than five
(5) days thereafter, give the Employer notice of its desire to have the grievance submitted to impartial arbitration. The Union and the Employer shall attempt to agree upon the appointment of an impartial arbitrator. If the parties are unable to agree within five (5) days after the notification from the Union or Employer of its desire to arbitrate, the parties shall request that the American Arbitration Association submit to each of them a list of arbitrators from its panel of impartial arbitrators.

      3. The decision of the arbitrator shall be final and binding on all parties and he shall have no authority to add to, detract from, or in any way alter the terms of this Agreement, or change their terms or conditions of this contract or the wage rates therein established, or to decide issues not subject to arbitration under the terms of this Agreement or disputes which have not arisen during the life of this contract, of matters not presented by the Union as a party; nor shall any dispute concerning contracting out of work be subject to arbitration. This arbitration article shall not deprive the Employer or the Union of any remedy or action by either of them for violation of Article XII of this Agreement by appropriate action in a court of law. In the event such action is instituted, the arbitrator shall have no jurisdiction. The expenses incident to the services of any arbitrator shall be paid equally by the Employer and the Union.

      4. A decision reached at any stage of the proceedings above shall be binding upon both parties hereto and shall not be subject to reopening by either party except by mutual agreement.

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                                    ARTICLE V

                                    Seniority


      1. The Employer and the Union accept the principle of seniority. The seniority referred to in this Agreement is departmental seniority except where otherwise stated and employees shall accrue seniority only in the department in which they are employed. Seniority shall be defined as an employee's length of continuous service from the year of hire with the Employer in the Mutuel Department or Admissions Department. Continuous service shall be calculated from the date of the first employment with the Employer, or re-employment following a break in continuous service, without deduction of any time lost which does not constitute a break in continuous service. Effective with this Agreement, no more than 90% of the total racing days may be accrued for seniority purposes in any year. Seniority shall govern layoffs, recalls and promotions when, in the opinion of the Employer, the employee is qualified to perform the job. For purposes of seniority only, all racing associations conducting racing meetings at the Grantville, Pennsylvania track, shall be treated as a single employer.

      2. Two seniority lists shall be maintained for each department, one for all Regular employees, and a separate one for all part-time and Extra employees. Employees who have not worked at least 75% of the maximum days (90%) that may be accrued for seniority in the previous calendar year shall be listed on the part-time or extra employees' seniority list for the next calendar year, provided, however, that any regular employee who is absent more than 25% of said days due to bona fide illness or accident which makes him unavailable for work or who has been granted an official leave of absence by the Employer in accordance with this Agreement shall retain the years and days of seniority service credits that he had accrued prior to his leave.

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      Employees losing their status as regular employees shall be placed on the extra and part-time employees' seniority list, provided they have worked for each employer at least 15% of the days raced in the last previous calendar year unless such absence is due to illness, accident, official leave of absence or other good cause. Such employee shall, if he is assigned to regular employment and works in such regular assignment for at least 75% of the maximum days (90%) that may be accrued for seniority in the calendar year following his loss of regular employment seniority status, have his name placed on the bottom of the regular employees' seniority list at the beginning of the calendar year following the year in which said employee worked the aforesaid 75% or more.

      Mutuel, TeleBet and Admissions employees who are on the regular or extra seniority lists and who report and are available for work and are not assigned because of lack of work, shall be given credit for such day or days only for the purpose of retaining seniority.

      3. In cases where employees have the same year of hire, the employee who has worked the greatest number of days shall be placed higher on the list. In cases where the year of hire and the number of days worked since the date of hire are the same, employees shall be arranged in alphabetical order, based on the first initial of their last name.

      4. Seniority shall be lost for the following reasons:

         a) Voluntary quit.

         b) Discharge for just cause.

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         c) Failure to report for work within three (3) days after being notified by the Employer or the Union by telegram, or three (3) days after tender of delivery of letter in the United States mail addressed to the employee's last known address appearing on the Employer's records.

      Written notice directed by either the Employer or the Union to the employee's last address on either the Employer's or Union's records shall constitute notice within the meaning of this provision.

         d) Unexcused absence. An unexcused absence shall consist of any absence without justifiable cause provided, however, that for purposes of Sunday premium pay, eight (8) absences will be permitted on Saturday nights only in each contract year.

         e) Failure to work at least 15% of the days raced in the previous calendar year unless such failure was due to an absence for good cause, or as a result of an approved leave of absence of the Employer.

         f) It shall be the sole responsibility of the employee to provide the Employer with his current address.

      5. The seniority lists shall be established from the information appearing on the records of the Employer. The seniority lists shall be posted in each department. Anyone having any question concerning his seniority standing shall present his complaint to the Employer and the Union within thirty (30) days after the list have been posted. Failure to object by anyone whose name appears on the seniority list within the aforementioned period will preclude him from raising any objection concerning his seniority standing.

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      6. All assignments which are available at check-in time shall go to the qualified employees who have filed request cards in order of seniority. Assignments which become available after that time shall be given to the most senior qualified employee not yet assigned. Request cards will be valid for six months. Employees desiring these assignments will remain in the check-in area 15 minutes after check-in time. Any employee who is called twice for such an assignment and is not available shall not then be eligible until new request cards are filed. Request cards will be filed every six months starting with October 3rd and every six months thereafter.

      7. In the event of layoffs or demotions due to layoffs, the employees with the least seniority shall be laid off or demoted first. In recalling after layoffs, employees with the most seniority who are on layoff shall be first recalled and shall be assigned by the Employer to jobs that are open, provided they have the skill, ability and qualifications to perform the work.

      8. No layoff of regular employees shall become effective until at least one (1) calendar day has elapsed following notification to the Union of the Employer's desire to make such layoff.

      9. If, prior to the opening of any racing meetings, vacancies occur in either the Mutuel or Admissions Department, notice of this vacancy will be posted in either department; employees in the department with the vacancy shall be given consideration for such vacancies if they are qualified to perform the work and said vacancies shall be filled within ten (10) working days of posting. Employees may be transferred from on department to another only with the consent of the Employer and the Union. In the event of such a transfer, employees shall not carry any seniority already accrued to the new department but shall be considered as a new employee for the purposes of seniority.

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     10. Any employee on any Extra List who works a simulcast shift shall receive a one-half (1/2) day of seniority credit for such a shift but only for the purpose of "attaining" regular status.

     11. All money room counter/skimmer jobs shall be assigned by seniority.

     12. Any employee who would not otherwise maintain their "Regular" or "Extra" status due to a Pennsylvania Racing Commission Ruling, suspension or disciplinary action shall retain their year of seniority on the appropriate seniority list. Nothing in this paragraph is intended or shall interfere with or reduce the rights which the Employer otherwise may have to terminate such employee for just cause.

     13. Any employee who begins a period of absence from work by reason of a bona fide illness or accident, either work-related or non-work related, subsequent to the date of this contract shall accrue seniority for up to the first 180 days of the absence, after which time no additional seniority shall accrue until the employee returns to work.

                                   ARTICLE VI

                              Hiring and Promotion


      1. Employees shall be recalled as needed for each meeting on the basis of seniority as defined and established in Article V hereof. Any person on said list, who has seniority as herein defined, may be rejected by the Employer only for just cause, and such determination shall be subject to the grievance and arbitration procedure herein set forth. In recalling or hiring prior to the commencement of the racing meeting, the Employer shall give notice to the union of any employee who has seniority as herein defined, but who is rejected and the reasons for rejection.

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      2. During the course of the racing meeting, if additional employees are required, they shall be recalled or hired from the part-time or extra seniority list described in Article V hereof. Employees on the part-time or extra seniority list who have seniority standing with the Employer shall be called for extra assignment in order of seniority. If the persons with seniority on the part-time or extra list who are available for work have been exhausted, then the Employer may hire additional employees form other sources, but shall give the Union equal opportunity with such sources to provide suitable applicants, and such additional employees shall be hired on the basis of their qualifications, competence, ability and honesty. In the event that all employees on the regular employees' seniority list have been recalled, any vacancy in a regular position, which exists after the provisions of this Article have been followed, shall be filled from the part-time or extra seniority list. If there are insufficient regular assignments to give employment to those with regular employee seniority, those regular employees not given a regular assignment shall be placed at the top of the part-time or extra employees' seniority list and shall be called for work in accordance therewith.

      3. There shall be no discrimination against any person with respect to referral for work or placement on the hiring lists because of Union membership or lack of Union membership.

      4. All employees shall have the right to be placed in the classification they held during the last previous meeting when returning to work if such jobs are available, and they shall remain in such jobs or positions until they lose the same by the operation of the seniority provisions of this contract, or there are not enough places to be filled in such jobs.

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      5. The Employer shall have the right to hire, rehire, discharge for just cause, lay off, transfer and promote all employees subject, however, to the terms, procedures and provisions of this entire Agreement.

      6. Whenever a vacancy occurs in any position in any department, it shall be filled by the most senior qualified employee in that department, except that, any employee who has bid for and been assigned to a money room position, shall be ineligible to bid on any other position outside of the money room for a period of two (2) years.

      All temporary vacancies, vacancies to which permanent replacements have not as yet been assigned and all temporary or additional posts, windows, or assignments shall be offered to qualified regular employees according to seniority before such positions are filled by extra employees. It is the intention of the parties to offer all higher paying jobs, even if temporary, to regular employees and to utilize extra employees in the lowest paying classifications.

      7. The Employer shall submit copies of the payroll of each department to the Union on a weekly basis and copies of the auditor's report on overages and shortages on a daily basis. In addition, the Employer shall continue to furnish such other records which it has in the past furnished to the Union.

      8. All regularly assigned employees shall, prior to their required check-in time, provide notice for excused absence, unless the absence is a justifiable emergency.

                                   ARTICLE VII

                          Reporting Time and Scheduling


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A. Reporting Time

      1. Reporting time for the Mutuel and Department shall not be less than fifteen (15) minutes prior to the start of actual work. Reporting time for TeleBet Department shall not be less than five (5) minutes prior to the start of actual work. These 15 and 5 minute periods shall be considered part of the shift for all purposes including pay. Management reserves the right to start shifts at the times it deems necessary for proper staffing. The shift starting time for Sunday in TeleBet shall not be more than one (1) hour and fifteen (15) minutes before the first scheduled post.

      It is agreed that during each racing meeting of the Employer, reporting time for all Admissions Department employees shall not be more than two and one-quarter (2-1/4) hours before the advertised post time.

      2. Any employee reporting for work who begins to perform any duties of his job shall be entitled to one shift's pay at straight-time rates, unless he leaves work for a reason other than by the direction of the Employer. However, in case of the cancellation of a racing program, employees who have not been notified at least three (3) hours before their regular reporting time of such cancellation shall, if they do report, receive no less than one-half (1/2) shift pay for so reporting. Notification of the cancellation of the racing program shall be made by the Employer by broadcasting such notice over radio stations to be selected by mutual agreement of the parties. However, in the event that the cancellation is caused by an Act of God, weather conditions or other causes beyond the Employer's control and no notification is given to the employees in accordance with the above provisions, those employees who have reported and have begun their work shall be paid a minimum of one-half (1/2) shift's pay.

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      3. If a racing program is cancelled at any time after five (5) minutes prior to the midpoint of any shift length as described in Schedule "A", then employees in the mutuel and TeleBet Departments and the money room who have reported and worked shall receive their full shift pay. Admissions Department employees shall receive a full day's pay after the first two races of a racing program have been completed.

      4. Those employees who have reported but have not begun their day's work due to a cancellation without notification, shall be paid the sum of Seven Dollars and Fifty Cents ($7.50) to compensate them for expenses. The sum of Seven Dollars and Fifty Cents ($7.50) shall also be paid to employees who cannot continue working, after having reported, because of personal illness or injury, after the injury or illness has been verified or approved by the Employer's medical department.

      5. The five (5) most senior employees signing in shall be paid Seven Dollars and Fifty Cents ($7.50) for that day unless they are assigned. For example, if two of the four most senior employees do receive assignments, then the remaining three employees shall be entitled to this pay for signing in.

B. Scheduling

      1. a. All Mutuel Teller regulars with guaranteed regular assignments are to report for all live events.

         b. The Mutuel Manager or his designee shall post a blank schedule/calendar no less than two weeks prior to the commencement of the four
(4) week scheduling period reflected on that calendar. The weeks shall commence with any shifts on Monday and go through Sunday. Each of the shifts (i.e. starting times) shall be reflected for each day on the scheduling calendar at the time it is posted.

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         c. Each employee shall, by the Wednesday prior to the commencement of the term, select each of the specific days and shifts during any of the twenty-eight days posted which they desire to work during that scheduling period.

      2. Assignments for specific shifts among employees signing-up shall be awarded according to seniority among those requesting a specific shift, subject to a required preference for live shifts noted above for mutuel tellers.

      3. Employees shall be permitted to work up to eight (8) shifts in a regular work week or as many shifts as do not require that the employer pay overtime.

      4. All other aspects of the scheduling and assignments shall remain as had been the current practice, except Telebet Tellers shall be scheduled every two weeks.

                                  ARTICLE VIII

                                Management Rights


      1. The Employer alone shall have the right to determine the number of employees to be employed, work assignments subject to seniority and other provisions of this Agreement, equipment to be used, methods of operations, lease or subcontract its operations and, in general, the Employer shall have the sole right to exercise all managerial functions not in conflict with the terms of this Agreement.

      2. The Employer shall have the right to discharge or discipline for just cause or violation of any term of this Agreement.

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                                   ARTICLE IX

                              Validity of Contract


      The parties hereto agree that should any Article, part or paragraph of this Agreement be declared by a federal or state court of competent and final jurisdiction in the premises, to be unlawful, invalid, ineffective or unenforceable, said Article, part or paragraph shall not affect the validity and enforceability of any other Article, part or paragraph hereof and the remainder of this Agreement shall continue in full force and effect. Moreover, anything herein to the contrary notwithstanding, this entire contract is subject to the provisions of the Pennsylvania State Racing Law, the provisions whereof take precedence over and supplant any provision of this contract which may be in conflict therewith.

                                    ARTICLE X

                            Conduct of Union Business


      1. Union Visitation. A Union representative shall be permitted entry for Union business upon the Employer's premises where the Union's members are employed. It is agreed that such Union representative will not interfere in any way with the Employer's business and will give notice to the Employer of his presence.

      2. Union Bulletin Board. The Union shall have the privilege of installing a bulletin board in the Employer's facilities at a suitable location, but use of such bulletin board shall be restricted to the following purposes: notice of recreational and social activities; notice of election and results; notice of appointment of Union representatives; notice of meetings.

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      Use of the bulletin board for any other purpose shall be subject to approval by the Employer. Under no circumstances will the Union or its representatives post any matter of a libelous, obscene, or scandalous character. The Union shall assume full responsibility for the items there posted and all such notices posted shall first be approved by the Union.

                                   ARTICLE XI

                             No Strikes or Lockouts


      1. During the term of this Agreement neither the Union nor any employees shall authorize, cause, engage in, sanction or assist in any work stoppage, strike, picketing, slowdown or curtailment of the Employer's business.

      2. In addition to any other remedies available to the Employer any employee or employees, either individually or collectively, who violate Section 1 above are subject to discharge by the Employer.

      3. The Employer agrees that during the term of this Agreement, it shall not cause, permit or engage in any lockout of its employees, provided, however, that neither this provision nor any other provision of this Agreement shall be interpreted as requiring the Employer to stay in continuous operation. The Employer shall have the right at all times to reduce or close the number of shifts, departments or jobs and any such action by the Employer shall not be considered a lockout.

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                                   ARTICLE XII

                                      Wages


      1. The wage schedule and job classifications applicable to the employees covered by this Agreement is attached hereto and made a part hereof as Schedule "A".

      The wages paid under this contract are premised on a shift concept for each department. Any extra time worked over the set shift hours shall be compensated in increments of fifteen (15) minutes by paying an amount per hour based upon the shift rate divided by the number of hours in the shift, one minute into the next fifteen minutes is paid at 1/4 hour overtime. Any employee who actually worked over forty (40) hours in a week shall receive premium pay of one and one-half (1 1/2) times his/her hourly shift rate for all hours of work (as opposed to pay) over forth (40).

      2. It is the intent that every employee within the bargaining unit shall be covered by the terms of this Agreement; any omissions or new non-supervisory classifications shall be subject to the terms, procedures and provisions of this Agreement.

      3. In the event that the content of any job, classification or title covered by this Agreement is changed either with respect to the duties performed therein or the responsibilities thereof, the matter of appropriate conditions and rates of pay therefor shall be negotiated with the Union and be subject to the grievance procedure of Article IV if no agreement is reached by the parties.

      4. Any dealer who is required to sell or cash tickets during any portion of a dealer's shift shall be compensated by an additional $3.00 per day.

      5. Assistant head cashier shifts shall be eight (8) hours. Assistant head cashier shall receive an additional $8.00 per shift if he/she performs the duties of the first floor dealer.

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      6. The extra duty of Stationary Room shall be paid an additional $15.00 per shift.

      7. Counters shall receive appropriate extra duty pay in fifteen (15) minute increments based on a prorated daily shift rate when required to stay on a window past a five (5) hour shift.

      8. SSTman extra duty shall be paid in the appropriate fifteen (15) minute increments based on a prorated daily shift rate of five (5) hours.

      9. The Employer shall cease late sales as of November 1, 1996 and shall if resurrected pay any additional time at the appropriate pay rate in fifteen (15) minute increments;

     10. Black light job shall be bid out separately and shall not be in a rotation with any other jobs in the department;

     11. Non-racing events shall be paid at the appropriate hourly rate in fifteen (15) minute increments. Current practice had been $10.00/hour;

     12. The employees shall be permitted to raise the cost of pencils to $.25 without any additional cost of such supplies by the Employer effective 01/01/97.

     13. New Hire Rates: Schedule "A" notwithstanding:

      A. Any Mutuel Department Teller initially hired after 10/03/96 shall be paid $48.00 per shift; and after 10/03/97 shall be paid $49.20 per shift; and after 10/03/98 shall be paid $50.43 per shift.

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      B. Telebet Operators initially hired
         after 10/03/96 shall be paid $45.00 per shift; and after 10/03/97 shall be paid $46.13 per shift; and after 10/03/98 shall be paid $47.28 per shift.

      C. Any Admissions employees initially hired after 10/03/96 shall be paid $35.00 per shift; and after 10/03/97 shall be paid $36.05 per shift; and after 10/03/98 shall be paid $37.13 per shift.

      D. In addition, anything to the contrary herein notwithstanding, every employee hired under the New Hire Rate shall be paid in accordance with the "catch-up" formula which shall be applied according to the position they are filling:

         1) Beginning with the anniversary date of hire commencing the first day of their 25th month of employment they shall be paid at 90% of the then current applicable shift rate detailed herein for the job being performed;

         2) Beginning with the anniversary date of hire commencing the first day of their 37th month of employment they shall be paid at 95% of the then current applicable shift rate detailed herein for the job being performed;

         3) Beginning with the anniversary date of hire commencing the first day of their 49th month of employment they shall be paid at 100% of the then current applicable shift rate detailed herein for the job being performed;

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     14. In addition to all other compensation, Tellers, Counter/Skimmers and
TeleBet Operators, shall be eligible to be paid a production premium of any additional $1/hour for each hour worked in those positions in accordance with the terms set forth in Schedule "B" for Mutuel Department, and Schedule "C" to be mutually arrived at between the parties regarding the TeleBet Department.

                                  ARTICLE XIII

                                 Life Insurance


      The Employer shall provide each employee on the regular seniority list, who has worked at least 75% of the 90% of the preceding racing meeting and who is at work during the current meeting, with group life insurance in the sum of Three Thousand Dollars ($3,000) on a year-round basis, so long as he remains on the regular seniority list.

      Each employee on the extra seniority list and who is at work during the current meeting, shall be provided with One Thousand Dollars ($1,000) of group life insurance on a year-round basis, so long as he remains on the extra seniority list and works 110 days per calendar year.

                                   ARTICLE XIV

                                  Pension Plan


      A pension plan (Sports Arena Employees' Local 137 Retirement Fund) costing $3.40 per employee per day shall begin the first day of the calendar year following the calendar year when the track has had an average daily handle for the total number of days raced by all thoroughbred licenses at Penn National Race Course for such year of $605,000; a double-header shall be treated as two racing days for the purpose of this Article.

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                                   ARTICLE XV

                                 Vacation Plan


      After an employee has worked the number of Live or Seniority shifts in a calendar year as set forth below, that employee shall be entitled to the following paid vacation:

                              Employees With                   Employees With
    Live or                    Less than 10                   10 or More Years
   Seniority                 Years Seniority                     Seniority
 Shifts Worked                Vacation Days                    Vacation Days

      *90%                          5                                10
      *70%                          4                                 7
      *60%                          2                                 4

*Percent of live days run at Penn National Racetrack in the prior calendar year.

      An employee must work a minimum number of days in each category to be eligible for the prescribed vacation days. No fractional vacation days shall be granted.

                                   ARTICLE XVI

                        Notice of Discharge or Suspension


      The Business Manager of the Union shall be notified in writing immediately after discharge or suspension takes place, which notice shall contain the name of the employee involved and the reason for such discharge or suspension.

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
                                  ARTICLE XVII

                      Ticket Errors, Overages and Shortages


      1. The Employer agrees to have posted as quickly as possible listings of shortages and overages at locations where they are readily accessible to employees.

      2. The Employer agrees that a shortage and overage report will be made available to employees and a copy submitted to the Union daily. Shortages shall be settled on a current basis in accordance with the provision detailed herein after at Schedule "D".

      3. It is the intention of the parties that overages shall be used to set off shortages. The Employer and the Union shall mutually agree as to the amount in each specific case. Overages not so applied shall be paid to the employee at the conclusion of each racing meeting.

      4. Those employees handling money or tickets shall be fully accountable to the Employer for any loss or shortage therein, except when such loss or shortage is caused by:

         a. Force or threat of bodily harm;

         b. Acceptance of counterfeit money which is not clearly detectible;

         c. Theft - The burden of proving a loss as a result of theft is place on the employee and such proof must be more than a surmise or suspicion. It must clearly establish that the employee's shortage is due to theft and not his own negligence.

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
                                  ARTICLE XVIII

                              Rules and Regulations


      The Employer shall have the right, from time to time, to make such reasonable rules and regulations for the conduct of its business, not inconsistent with the provisions hereof, as it may deem necessary and advisable, and all employees shall be obligated to comply with such rules and regulations. Before such rules and regulations become effective, they shall be in writing and a copy shall be given to the Business Manager of the Union and sufficient copies shall be posted throughout each department in order to apprise the employees of their obligation thereunder.

                                   ARTICLE XIX

                   Technological Improvements and Job Security


      1. Should new machines be introduced in the operations of the Mutuel Department, such machines, insofar as they require human operation or servicing, shall be operated or serviced by employees covered by this Agreement unless such machines are leased to the Employer and the Employer is unable to negotiate with the lessor that such machines be operated by the Employer's employees.

      2. Vacancies in new classification created by the instruction of new machines shall be filled in accordance with the procedure set forth in Articles V and VI herein.

      3. Should a technological displacement of employees occur by reason of technological improvements, the Employer will endeavor to relocate employees in new classifications on the basis of their seniority, ability and qualifications, and will meet with the Union to negotiate mutually satisfactory rates of pay new classifications created.

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
      4. Should the Employer lease its property to a lessee for the purpose of conducting racing, provisions shall be made in said lease for the observance by the lessee of the terms of this Agreement.

      5. Should any new form of gambling or gaming be introduced, all current employees shall be permitted the opportunity to apply for any new positions created thereby with the Employer and management shall have sole discretion as to allowing any such transfers.

                                   ARTICLE XX

                                Leaves of Absence


      No employee shall be granted a leave of absence without the prior written approval of the Employer and the Union. At the end of such leave of absence, such employee shall be reemployed in the same classification in which he was employed at the commencement of his leave, without prejudice to his previous status and without loss of seniority accrued at the commencement of the leave of absence. In the event that an employee exceeds the time specified in the leave of absence granted, the employee shall go to the bottom of the seniority list and shall be offered employment based on seniority as set forth in Article V of this Agreement. No seniority shall accrue during the period of the employee's leave of absence as provided in this article but the employee shall retain only the years and days of seniority service credits that he had accrued prior to the leave.

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
                                   ARTICLE XXI

                                 Death in Family


      Any regular employee who, during the racing meeting, suffers a death in his family as hereinafter defined, shall be entitled to three (3) consecutive working days off and shall be compensated for all pay lost during that absence. A member of the family is defined as: wife or husband, child (natural, adopted or foster), stepchild, sister, brother, parent, parent-in-law or grandparent.

      Extras shall be entitled to miss work for a death in the family (as described herein) with no compensation for lost pay but with no loss of seniority status.

                                  ARTICLE XXII

                                   Premium Pay


      1. With respect to the following listed holidays, triple crown days, Breeders Cup, and with respect to all meetings held on Sundays, the Employer agrees to pay all employees covered by this Agreement who perform work on any such days one and one-half (1-1/2) times their then prevailing shift rates of pay, and extra race compensation (if applicable), provided the handle exceeds $570,000 on the day in question. This $570,000 handle figure includes TeleBet, on-track and simulcast wagering for the entire day and up until the end of the last shift of the day. The premium pay shall go to those individuals working any shift during the premium "day" or in the case of special events, i.e. Breeders' Cup, those working during that event.

New Year's Day                                          Labor Day
Washington's Birthday                                   Veterans' Day
Easter Sunday                                           Thanksgiving Day
Memorial Day                                            Christmas Day
Independence Day                                        New Year's Eve

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

      2. In the event that one of the above listed holidays falls on a Sunday, the premium shall be paid on the Monday following such holiday if it is mandated by federal law to be so celebrated on such a Monday, and a meeting day is scheduled on such a Monday.

      3. In the event the pari-mutuel handle on any Sunday when racing is conducted is $1,000,000 or more, then the Employer shall pay all employees covered by this Agreement who perform work on that Sunday two (2) times their shift rate of pay and extra race compensation. If the pari-mutuel handle is less than $1,000,000 the provisions of Section 1 above shall apply. In order to be eligible for Sunday premium pay employees must work the preceding Saturday, where so scheduled, unless excused because of illness or other compelling personal reasons.

      4. A premium of $3.00 shall be paid to all regular employees for each Saturday worked when such Saturdays fall within a week in which six (6) days of racing is conducted.

                                  ARTICLE XXIII

                               General Conditions


      1. This Agreement when accepted by the parties hereto and signed by the respective agents thereunto duly authorized shall constitute the sole Agreement between them involving the employees in this bargaining unit. Any alteration or modification to this Agreement must be made by and between the parties hereto and must be in writing.

      2. Either party hereto shall be entitled to require specific performance of the provisions of this Agreement.

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
      3. The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent for any future waiver of such breach or condition.

      4. In addition to any other remedies available to the Employer, any employee or employees, either individually or collectively, who violate Article XII of this Agreement shall be subject to discharge by the Employer.

      5. Whenever an employee is unable to perform his duties because of illness or accident, he shall, if requested by the Employer, submit a doctor's certificate certifying to his illness, or at the option of the Employer, he shall submit to an examination by a doctor selected by the Employer.

      6. Any notice in writing required to be given to the Employer under this Agreement shall be directed in writing to the General Manager of Pennsylvania National Turf Club, Inc., Grantville, Pennsylvania, and any notice required to be given to the Union shall be addressed in writing to it at 1012 Haddonfield Road, Suite 106, Cherry Hill, New Jersey 08002.

      7 The Employer shall make Blue Cross and Blue Shield coverage available to those employees who desire it at group rates but at the employee's expense. Premiums shall be deducted from the employee's wages in advance.

      8. All working areas shall be cleaned daily and all rest rooms shall be cleaned at least daily and a sanitary napkin dispenser shall be installed in all rest rooms used by female employees.

      9. The floors of the sheds in the parking lot and oil heaters in these sheds shall be maintained in good repair.

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
     10. Four jackets will be kept available in the Admissions Department for Parkers and rain suits shall be provided for Collectors only. Parkers will be given programs on request.

     11. Additional help will be provided to Turnstile Collectors during promotions for busy windows or busy periods.

     12. Where there is an early gate opening, Admissions Department employees who report early shall be paid $5.00 per hour for each hour, in half hour increments, prior to normal reporting time. If such employees report three (3) hours or more prior to normal reporting, they shall receive a hot meal.

     13. Heaters shall be provided in Admissions Booth where needed.

     14. Mutuel Department employees may have their own coffee makers and refrigerators behind the lines.

                                  ARTICLE XXIV

                                    Uniforms


      1. Employees are required to wear the following items of clothing:

      a. Solid white shirt with collar. If the shirt extends below the red vest, then the shirt must be tucked into the pants/skirt. Shirts may be long or short sleeves.

      b. Dark colored pants/skirt, culottes or split skirts optional for female employees only.

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
      c. Red vest. 1

      2. Optional items of clothing permitted are as follows:

      a. Dark blue blazer is permitted to be worn over the required uniform as stated in Section 1 of this Dress Code.

      b. A dark blue jacket/windbreaker is permitted to be worn only if the temperature is 65 degrees or below. If this article is completely zipped or buttoned up so as not to expose items of clothing underneath then the employee is free to deviate from the white shirt and red vest.

      c. A white sweater may be worn in addition to the required uniform as stated in Section 1 of this Dress Code. If a white sweater is worn, the red vest is to be worn on top of the sweater in keeping with the uniform theme.

      d. During warm weather (Memorial Day through Labor Day inclusive) light-colored lightweight pants may be worn.

                                   ARTICLE XXV

                                Term of Agreement


      This Agreement shall be made effective the 3rd day of October, 1996, and shall continue in full force and effect without any further reopening or renegotiation until October 3, 1999 and shall continue in full force and effect from year to year thereafter unless either party hereto shall give written notice at least sixty (60) days prior to the expiration of this Agreement, of the intention of the party to amend, modify, or to terminate, whereupon the Agreement shall terminate on the date set forth.

--------
1 Upon determination of excessive heat (in excess of 85 degrees at one hour before first post) according to the thermometers placed on each line, vests may be taken off. If during periods of excessive heat vests are taken off on any division, all employees of those divisions will not wear vests during this period. The Employer shall provide cotton vests for summer racing days.

                               Complete Agreement


      The foregoing represents the complete agreement of the parties. In all other respects the terms and conditions of employment and past practices shall remain in full force and effect and shall be renewed for the term of the upcoming three (3) years. All other proposals by either party made in the course of this bargaining shall be deemed withdrawn and without effect.

      IN WITNESS WHEREOF, and intending to be legally bound hereby the parties have caused their properly authorized officers to sign this Agreement.

FOR                                                           FOR

PENNSYLVANIA NATIONAL                       SPORTS ARENA EMPLOYEES' UNION
TURF CLUB, INC.                             LOCAL NO. 137

BY: \s\ Philip T. O'Hara Jr.                BY: \s\ Robert LiGouri
    ------------------------                    ------------------

FOR                                         WITNESS:

MOUNTAINVIEW RACING ASSOCIATION

BY: \s\ Philip T. O'Hara Jr.                BY: \s\ Ray Garganes
    ------------------------                    ----------------


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